Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2012, except for the effects of the restatement as to which the date is October 19, 2012, relating to the consolidated financial statements of ADA-ES, Inc. and Subsidiaries and the effectiveness of ADA-ES, Inc. and Subsidiaries’ internal control over financial reporting (which report (1) expresses an unqualified opinion on the consolidated financial statements and (2) expresses an adverse opinion on the effectiveness of ADA-ES, Inc. and Subsidiaries’ internal control over financial reporting because of the material weaknesses) as of December 31, 2011, 2010, and 2009 and for the years then ended.

Ehrhardt Keefe Steiner & Hottman PC

November 5, 2012

Denver, Colorado